Exhibit 10.7

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 1, 2016 (the “Effective Date”), is entered into by and among Titan Energy, LLC, a Delaware limited liability company (the “Company”), Titan Energy Operating, LLC, a Delaware limited liability company (“NewCo”), and Jonathan Z. Cohen (the “Executive”).

WHEREAS, the Executive is a party to that certain Employment Agreement, dated as of September 4, 2015 (the “2015 Agreement”), by and among Executive, Atlas Energy Group, LLC (“ATLS”) and Atlas Resources Partners, L.P. (“ARP”);

WHEREAS, the compensation and other payments set forth herein are not intended to duplicate any payments provided under the 2015 Agreement, and costs related to Executive’s compensation and other entitlements will be allocated in accordance with the terms of the Omnibus Agreement (as defined below); and

WHEREAS, the Company, NewCo and the Executive now wish to set forth in this Agreement the terms and conditions under which the Executive will serve the Company and NewCo.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company (or an affiliate) agrees to employ the Executive, and the Executive hereby accepts such employment and agrees to perform the Executive’s duties and responsibilities, in accordance with the terms, conditions, and provisions hereinafter set forth.

1.1 Period of Employment. This Agreement is effective as of the Effective Date, and shall continue for three years following the Effective Date, unless terminated sooner in accordance with Section 2. The term of this Agreement shall automatically renew daily so that, at all times, it shall be for a three-year term. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under this Agreement shall terminate is hereinafter referred to as the “Period of Employment.”

1.2 Duties and Responsibilities. During the Period of Employment, the Executive shall serve as Executive Vice Chairman of the Board of Directors of the Company and as Executive Vice Chairman of NewCo (the “Position”). The Executive shall perform all duties and accept all responsibilities incident to the Position as may be reasonably assigned to him by the Board of Directors of the Company (the “Board”), including performing services for NewCo as may be reasonably assigned to him by the Board. The Executive agrees to use his best efforts to carry out his duties and responsibilities hereunder and, consistent with the other provisions of this Agreement, to devote such business time, attention, and energy thereto as is reasonably necessary to carry out those duties and responsibilities. It is recognized that the Executive in the past has invested and participated, and it is agreed that the Executive in the future may invest and participate, in business and non-business endeavors separate and apart from the Company and NewCo, in his discretion, provided that such endeavors do not prevent the Executive from materially performing his duties under this Agreement. Notwithstanding the foregoing, the Executive is expressly permitted to perform services (the “Management Services”) for or on behalf of ATLS, Titan Energy Management, LLC and their respective affiliates (“Management”) and to the extent the Executive performs such services during the term of this Agreement, the allocation of the responsibility for the Executive’s compensation shall be governed by the provisions of Section 3.2 of the Omnibus Agreement (the “Omnibus Agreement”), dated as of September 1, 2016, by and among Titan Energy Management, LLC, Atlas Energy Resource Services, Inc., the Company and NewCo.

1.3 Compensation. For all the services rendered by the Executive hereunder, the Company shall pay the Executive an annual base salary (“Base Salary”) at the annual rate of $500,000, payable in accordance with the Company’s customary payroll practices. The Executive’s Base Salary shall be reviewed periodically for appropriate increases pursuant to its normal performance review policies for senior level executives, but such Base Salary shall not be decreased at any time. The Executive shall be entitled to receive a guaranteed minimum annual bonus of not less than 100% of Base Salary (which, notwithstanding anything to the contrary, may exceed 100% of Base Salary at the discretion of the Board (unless a majority of the Class B Directors disapprove in good faith) based upon reasonable metrics supported by the Company’s outside compensation consultant, which consultant shall be approved by the Conflicts Committee (such approval not to be unreasonably withheld)) (the “Guaranteed Bonus”), for each of calendar year 2016 and calendar year 2017, payable within 30 days of December 31 of the applicable year; provided, however, that the Guaranteed Bonus with respect to calendar year 2016 shall be reduced by the aggregate amount of cash bonuses received by the Executive in calendar year 2016 prior to the Effective Date. Each such Guaranteed Bonus shall be payable in a proportion of cash and common stock of the Company determined as follows: (i) 25% (or such greater portion as the Board and the Conflicts Committee of the Board (the “Conflicts Committee”) may approve based upon performance metrics proposed by the Board and approved by the Conflicts Committee) of the Guaranteed Bonus shall be payable in cash; provided, however, with respect to calendar year 2016 only, such cash portion shall be reduced (not below zero) by the aggregate amount of cash bonuses received by the Executive in calendar year 2016 prior to the Effective Date, and (ii) the remainder in fully vested shares of common equity of the Company, based on the volume weighted average price for the 10-day period preceding the end of the applicable calendar year (or if the Company is not a public company (as defined in Section 4(f)), based on the fair market value as of the end of the applicable calendar year as determined by an independent appraiser selected by the Board). For example purposes only, if the Executive receives $50,000 in cash bonuses in calendar year 2016 prior to the Effective Date and the Guaranteed Bonus with respect to the full calendar year 2016 is $500,000, the balance of the Guaranteed Bonus shall be equal to $450,000 and shall be payable in $75,000 cash and the remaining in equity, unless metrics are achieved entitling a cash payment in lieu of equity. Notwithstanding the foregoing, (i) if the Board proposes reasonable performance metrics in good faith to the Conflicts Committee, and the Conflicts Committee does not review the proposal in good faith and/or unreasonably or in bad faith rejects such performance metrics, then the related Guaranteed Bonus (reduced as applicable) shall be payable 100% in cash, (ii) if the Board fails to propose reasonable metrics in good faith to the Conflicts Committee for any period, then the Guaranteed Bonus for such period shall be payable 25% in cash and 75% in equity, and (iii) if 100% of the applicable performance metrics are achieved, such related Guaranteed Bonus (reduced as applicable) shall be payable 100% in cash. The Executive shall be entitled to participate in any short-term and long-term incentive programs (including, without limitation, any stock option, restricted unit, and similar plans) established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for the Position.

1.4 Welfare Plans; Perquisites; Paid Time Off. The Executive shall be entitled to participate in all employee welfare benefit plans and programs or executive perquisites made available to the Company’s senior level executives as a group or to its employees generally, as such welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any welfare or other employee benefit plans or programs from time to time as the Company deems appropriate. The Executive shall be provided with reimbursement of reasonable expenses related to the Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday, and other pay for time not worked policies. In addition, during the Period of Employment and subject to allocation in accordance with Section 3.2 of the Omnibus Agreement, a term life insurance policy shall be maintained by the Company on the Executive’s life that provides a death benefit of $3 million to one or more beneficiaries designated by the Executive, provided that such policy can be obtained at standard rates. Ownership of such life insurance policy (including responsibility to make premium payments) shall be transferred to the Executive upon his termination at his request, if and as allowed by the applicable insurance company.

1.5 Excess 401(k) Plan. The Executive shall be eligible to participate in ATLS’s Excess 401(k) Plan (the “Excess Plan”) and related rabbi trust during the Period of Employment, which Excess Plan shall (a) permit participants to defer up to 10% of their total annual cash compensation and (b) provide for a matching contribution by ATLS and the Company on a dollar-for-dollar basis (i.e., 100% of the participant’s deferral), subject to a maximum matching contribution equal to 50% of the participant’s base salary for any calendar year. Any deferral and corresponding matching contribution shall be fully vested as and when such deferral and contribution occurs.

2. Termination. The Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination without Cause; Resignation for Good Reason.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause (as defined in Section 4) upon not less than 30 days’ prior written notice to the Executive; provided, however, that, following the delivery of such notice to the Executive, the Executive shall be under no obligation to render any additional services to the Company, and the Company may require the Executive to cease performing services for the Company. In addition, the Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4); provided, however, that, where applicable, the Company shall be given the opportunity to cure in accordance with Section 4(f). Except as indicated in the definition of Good Reason, the Executive shall give the Company not less than 30 days’ prior written notice of such resignation.

(b) Subject to the provisions of Section 2.1(c) and Section 2.1(d), upon any removal or resignation described in Section 2.1(a), the Executive shall be entitled to receive only the Accrued Obligations through the date of termination. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 2.1(b), and subject to the provisions of Section 2.1(d), in the event that the Executive executes a written release upon such removal or resignation described in Section 2.1(a), substantially in the form attached hereto as Exhibit A (the “Release”), of claims against the Company and related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (subject to the exceptions set forth in the Release), which Release must be executed by the Executive, returned to the Company and the period within which the Executive may revoke the Release expired no later than 60 days following the date of termination, the Executive shall be entitled to receive, in addition to the payments and benefits described in Section 2.1(b), the following:

(i) A lump sum cash severance payment, without discount, in an amount equal to the product of (A) three and (B) the Annual Compensation (as defined in Section 4). Subject to Section 18, payment shall be made (x) within 15 days after the Release has been returned to the Company and the period within which the Executive may revoke it has expired or, (y) if, and only if, it is agreed by both the Executive and the Company at the time of termination that such payment constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the 75th day following the date of termination.

(ii) A prorated annual bonus in respect of the fiscal year in which the date of termination occurs, the amount of which shall be no less than the amount of the cash incentive compensation awarded in respect of the fiscal year immediately preceding the fiscal year in which the date of termination occurs, if any, multiplied by a fraction, the numerator of which is the number of days in such current fiscal year prior to such termination and the denominator of which is 365, payable in cash in a lump sum within 15 days after the Release has been returned to the Company and the period within which the Executive may revoke it has expired (a “Pro Rata Bonus”).

(iii) For a period of 36 months following the date of termination, continuation of the group term life and health insurance in effect at the date of the Executive’s termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents (without giving effect to any reduction in such benefits subsequent to a Change in Control (as defined in Section 4(e))), as the same may be changed from time to time for employees generally, as if the Executive had continued in employment during such period; or, as an alternative, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided or result in penalty taxes to the Executive pursuant to Section 409A of the Code), the Company may elect to pay the Executive cash in lieu of such coverage in an amount equal to (A) as to health insurance, the product of

36 multiplied by the Company’s monthly COBRA rate in effect immediately prior to the date of termination in respect of the type of coverage applicable to the Executive at that time and (B) as to life insurance, the premiums that would be paid by the Company during the three-year period following the date of termination had the Executive’s employment continued during such period, which amount shall be paid in 36 monthly installments following the date of termination. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the foregoing 36-month benefit period.

(iv) Full vesting (and if applicable, exercisability) of all outstanding equity compensation awards held by the Executive, including, without limitation, all awards held by the Executive under the Management Incentive Plan, a description of which is attached hereto as Exhibit B (the “Management Incentive Plan”).

(d) Notwithstanding the provisions of Section 2.1(b) and Section 2.1(c), in the event that such removal or resignation described in Section 2.1(a) is directly on account of a transaction constituting a Change in Control pursuant to clauses (i), (ii) or clause (iii) of the definition of Change in Control (provided that in the case of a Change in Control described in clause (i) or (ii) of such definition, each shareholder of the Company (including Executive but not including the acquirer) shall have had the opportunity to dispose of all or a pro rata portion of such shareholder’s outstanding Company equity (not including the opportunity to dispose of shares pursuant to open-market sales) on the same terms as all other shareholders in such transaction, and where the consideration for such Company equity is either cash or common stock listed on the New York Stock Exchange or the NASDAQ Stock Exchange (or a combination thereof)), then the total severance payable to Executive under Section 2.1(c)(i) shall not exceed an amount equal to (A) $5,000,000, reduced by (B) by the fair market value as of the date of such Change in Control of any awards then held by the Executive under the Management Incentive Plan, but in no event shall the total severance payable to the Executive under Section 2.1(c)(i) be reduced below $2,000,000. Notwithstanding any provision of this Agreement to the contrary, except as expressly provided in this Section 2.1(d), in no event shall the Executive’s severance payable under Section 2.1(c) be reduced or otherwise offset by the value of, or payments with respect to, awards held by the Executive under the Management Incentive Plan.

2.2 Resignation without Good Reason.

(a) The Executive may voluntarily terminate his employment without Good Reason upon 120 days’ prior written notice to the Company. If the Executive terminates his employment without Good Reason, the Executive shall be entitled to receive only any Accrued Obligations through the date of termination.

(b) If the Executive terminates his employment under this Section 2.2, he shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

2.3 Disability. The Company may terminate the Executive’s employment if the Executive has been unable to perform the material duties of his employment for a period of 180 days in any twelve month period because of physical or mental injury or illness which constitutes a disability for purposes of Section 409A of the Code (“Disability”); provided, however, that the Company shall continue to pay the Executive’s Base Salary until the Company acts to terminate the Executive’s employment. The Executive agrees, in the event of a dispute under this Section 2.3 relating to the Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and the Executive. Upon such a termination, the Executive shall receive a Pro Rata Bonus and the benefits described in Section 2.1(c)(iii). Additionally, the Executive shall receive any amounts payable to him under the Company’s long-term disability plan. The Executive shall also be entitled to the Accrued Obligations and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

2.4 Death. If the Executive dies while employed by the Company, the Company shall pay to the Executive’s executor, legal representative, administrator, or designated beneficiary, as applicable, the Accrued Obligations and any benefits accrued and earned under the Company’s benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs, or assigns or any other person claiming under or through the Executive, other than the payment of a Pro Rata Bonus.

2.5 Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. The Executive shall be entitled to any benefits accrued and earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.6 Vesting of Stock-Based Compensation. Upon any termination of this Agreement for any reason other than (a) a termination by the Company for Cause, or (b) a voluntary termination by the Executive without Good Reason, the vesting of all restricted stock-based compensation shares, units, and/or options of the Company or any affiliate of the Company (including, without limitation, awards granted under the Management Incentive Plan) granted to the Executive during his employment with the Company shall be accelerated to the later of the effective date of termination of this Agreement or six months after the date such shares, units, and/or options were granted, and any provision contained in the agreements under which they were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any share, unit, and/or option that by its terms would vest prior to the date provided for in this Section 2.6.

2.7 Notice of Termination. Any termination of the Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 10. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (c) specify the termination date in accordance with the requirements of this Agreement.

3. Golden Parachute Excise Tax Modified Cutback.

3.1 Anything in this Agreement to the contrary notwithstanding, if a nationally recognized accounting firm as shall be designated by the Company with the Executive’s consent (which shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or its affiliates in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to Section 2.1(c) of this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if (a) the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount and (b) the Executive does not elect to waive any such reduction prior to the consummation of the transaction that would give rise to such excise tax. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

3.2 If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 3 shall be binding upon the Company and the Executive absent manifest error, and shall be made as soon as reasonably practicable and in no event later than 15 days following the applicable date of termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

3.3 As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

3.4 For purposes hereof, (a) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 3.1, and (b) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment, net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

3.5 To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on, or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

4. Certain Definitions.

(a) “Accrued Obligations” shall mean (i) any portion of the Base Salary that has been earned through the date of termination but not paid to the Executive as of the date of termination; and (ii) any accrued but unpaid cash incentive compensation earned for any year prior to the year in which the date of termination occurs and, to the extent required to be paid under the terms of the Company policy in effect from time to time and applicable law, any accrued but unpaid vacation pay as of the date of termination.

(b) “Annual Compensation” shall mean the sum of (i) the annualized Base Salary, plus (ii) the Applicable Bonus.

(c) “Applicable Bonus” shall mean the average of the Executive’s Incentive Compensation in respect of the two fiscal years preceding the fiscal year in which the date of termination occurs.

(d) “Cause” shall mean any of the following grounds for termination of the Executive’s employment:

(i) The Executive shall have been convicted of a felony, or any crime involving fraud or embezzlement;

(ii) The Executive intentionally and continually fails to substantially perform his reasonably assigned material duties to the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a majority of the independent members of the Board, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform; or

(iii) The Executive is determined, through the processes set forth in Section 9, to have materially breached Section 5.

(e) “Change in Control” shall mean the occurrence of any of the following:

(i) acquisition by a person, group or entity (excluding Permitted Holders) of beneficial ownership (within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1933, as amended) of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (excluding any entity which becomes such a beneficial owner in connection with an exempted transaction as described in clause (ii) below); provided, however, that neither the Ad Hoc Group (as defined in the Restructuring Support Agreement of Atlas Resource Partners, L.P., dated as of July 25, 2016 (the “Restructuring Support Agreement”)) nor the Permitted Holders nor the signatories to the Amended and Restated Limited Liability Company Agreement of the Company effective as of September 1, 2016, as amended from time to time (the “Company LLC Agreement”) shall as such constitute a “group” for purposes of this clause (i);

(ii) consummation of a merger or other transaction, other than a transaction (an “exempted transaction”) pursuant to which the securities of the Company outstanding immediately prior thereto continue to represent more than 50% of the combined voting power of the successor or parent entity or as a result of which more than 50% of the combined voting power is owned by Permitted Holders in the aggregate;

(iii) a direct or indirect sale (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or

(iv) an approval by the Company’s equity holders of a plan of complete liquidation or dissolution of the Company.

(f) “Good Reason” shall mean the occurrence of any of the following events or conditions, unless the Executive has expressly consented in writing thereto or unless the event is remedied by the Company within 30 days after receipt of notice thereof given by the Executive, which notice must be given, if at all, no later than 90 days following the occurrence of the applicable event (provided, however, for the avoidance of doubt, with respect to the events described in clauses (v) and (vi) below, there shall be no cure right and no additional act shall be required on the part of the Executive other than the delivery of notice described above), at which time termination shall be effective:

(i) a material reduction in the Executive’s Base Salary (which shall be in violation of this Agreement);

(ii) a demotion of the Executive from the Position;

(iii) a material reduction of the Executive’s duties hereunder; provided, that the Executive and the Company acknowledge that the Executive’s duties will have been materially reduced if the Company (after it becomes a public company (as defined below)) ceases to be a public company, unless the Company becomes a subsidiary of another public company (the “Public Parent”) and the Executive becomes the Chairman or the Executive Vice Chairman of the Board of Directors of the Public Parent immediately following the applicable transaction;

(iv) the failure of the Executive to be elected to the Board; provided, that the Executive has been nominated for election; further provided, that the removal of the Executive from the Board by action of the Class A Directors of the Company shall not constitute Good Reason;

(v) The consummation of the purchase by the Company of the Series A Preferred Shares pursuant to any exercise of the Preferred Share Call Right (as defined in the Restructuring Support Agreement), other than in the context of a Change in Control;

(vi) the occurrence of a Change in Control;

(vii) a termination of the Omnibus Agreement, other than a termination as a result of a material breach by Titan Energy Management, LLC of the Omnibus Agreement; or

(viii) any material breach of this Agreement by the Company.

For purposes of the definition of Good Reason, an entity is a “public company” if it has a class of equity securities listed on a national securities exchange or quoted on the Financial Industry Regulatory Authority’s OTC Bulletin Board or OTC Markets Group Inc.’s OTCQX or OTCQB (or any successors thereto or any similar bulletin board); provided, however, that for purposes of the definition of Good Reason, the Company will continue to be considered a “public company” if it ceases to be so listed or quoted as a result of a failure to satisfy any applicable financial reporting, governance or other similar requirement.

(g) “Incentive Compensation” shall mean, in respect of a fiscal year, to the extent not duplicative, the sum of (i) all annual cash incentive compensation earned by the Executive in respect of such fiscal year (whether paid during such fiscal year or thereafter) from the Company and the Predecessors, plus (ii) the aggregate grant date value of equity-based compensation granted to the Executive by the Company and the Predecessors in lieu of annual incentive compensation earned in respect of such fiscal year, but excluding the proceeds or value of any awards granted to Executive pursuant to the Management Incentive Plan, plus (iii) the Guaranteed Bonus, if applicable, earned by the Executive in respect of such fiscal year (whether paid in cash or equity). Exhibit C to this Agreement sets forth the Executive’s Incentive Compensation in respect of fiscal years 2014 and 2015 and separately identifies the amounts described in the foregoing clauses (i) and (ii).

(h) “Permitted Holders” shall mean each of GSO, FirTree, Guggenheim, Franklin and Silver Rock, and their respective affiliates, and any “group” including any of the foregoing and of which the foregoing collectively beneficially own a majority of the equity of the Company; provided, however, if any one of the foregoing entities (together with its affiliates) shall become the beneficial owner (disregarding any “group” attribution under Rule 13d-3 under the Securities Exchange Act of 1993, as amended) of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, then such entity shall no longer be a Permitted Holder for purposes of the definition of Change in Control.

(i) “Predecessors” shall mean collectively ATLS, ARP and any of their respective predecessors.

5. Restrictive Covenants. The Executive agrees and acknowledges that his employment is full, adequate, and sufficient consideration for the restrictions and obligations set forth in those provisions.

5.1 Developments. The Executive shall disclose fully, promptly and in writing, to the Company any and all inventions, discoveries, improvements, modifications, and other intellectual property rights, whether patentable or not, which the Executive has conceived, made, or developed, solely or jointly with others, while employed by the Company and which (a) relate to the business, work, or activities of the Company or (b) result from or are suggested by the carrying out of the Executive’s duties hereunder or from or by any information that the Executive may receive as an employee of the Company. The Executive hereby assigns, transfers, and conveys to the Company all of the Executive’s right, title, and interest in and to any and all such inventions, discoveries, improvements, modifications, and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification, or other intellectual property rights to confirm or evidence such assignment, transfer, and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, the Executive shall execute and deliver to the Company, any and all instruments, documents, and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer, and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain, and enforce any and all patents, trademark registrations, or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications, or other intellectual property rights or to obtain any extension, validation, reissue, continuance, or renewal of any such patent, trademark, or copyright. The Company shall be responsible for the preparation of any such instruments, documents, and papers and for the prosecution of any such proceedings and shall reimburse the Executive for all reasonable expenses incurred by the Executive in compliance with the provisions of this Section 5.1.

5.2 Confidentiality.

(a) The Executive acknowledges that, by reason of the Executive’s employment by the Company, the Executive will have access to confidential information of the Company, NewCo, ATLS, ARP and their affiliates (collectively, the “Company Group”), including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company Group and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers, and others who have business dealings with them (“Confidential Information”). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company Group and covenants that, both during and after the Period of Employment, the Executive will not disclose any Confidential Information to any person (except as the Executive’s duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.2 shall not apply to information that becomes generally known to the public through no act of the Executive in breach of this Agreement.

(b) The Executive acknowledges that all documents, files, and other materials received from the Company Group during the Period of Employment (with the exception of documents relating to the Executive’s compensation or benefits to which the Executive is entitled following the Period of Employment) are for use of the Executive solely in discharging the Executive’s duties and responsibilities hereunder and that the Executive has no claim or right to the continued use or possession of such documents, files, or other materials following termination of the Executive’s employment by the Company. The Executive agrees that, upon termination of employment, the Executive will not retain any such documents, files, or other materials and will promptly return to the Company any documents, files, or other materials in the Executive’s possession or custody.

5.3 Noncompetition. The Executive agrees that, if the Company terminates the Executive’s employment for any reason or the Executive resigns the Executive’s employment for any reason, then during the Restriction Period (as defined below), the Executive shall not, directly or indirectly, anywhere in the Restricted Area (as defined below) engage or participate, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, or owner, in a Restricted Activity (as defined below). Notwithstanding the foregoing, nothing in this Agreement shall preclude, prohibit, or restrict the Executive from (1) acquiring, owning, or holding (a) 5% or less of the outstanding interests in or securities of any publicly traded corporation or (b) any interests in or securities of any entity (or being a partner, joint venturer, officer, director, member, employee, consultant, agent, or owner, of any other entity) that derived 10% or less of its total annual revenues in its most recent fiscal year from activities that constitute Restricted Activities in the Restricted Area, (2) performing the Management Services, (3) acquiring, owning, or holding any interests in or securities of ATLS or any of its affiliates or (4) being or acting as an officer, director, member, employee, consultant, agent, or owner of or to ATLS or any of its affiliates (other than, in the case of the foregoing clauses (2)-(4), with respect to Tax-Advantaged Drilling Partnerships (as defined below)). Notwithstanding the foregoing, the Executive shall be entitled to (x) continue to own any limited partner interest in any Tax-Advantaged Drilling Partnership held by the Executive on the date hereof and (y) acquire and own any limited partner interest in any Tax-Advantaged Drilling Partnership with the approval of the Conflicts Committee. It is understood and agreed that interests in or securities of any entity acquired or held by a pension fund or any other benefit plan of the Executive shall not be subject to any limitation hereunder and shall not be considered a violation of this Agreement. For purposes of this Agreement, (i) “Restricted Area” means the United States, (ii) “Restricted Activity” means (A) if such termination is by the Company without Cause or by the Executive with Good Reason, any drilling partnership where investors (individuals or trusts) invest as general partners to take advantage of the exemption for working interests from the passive income rules in the Code (“Tax-Advantaged Drilling Partnerships”), and (B) if such termination is by the Company with Cause or the Executive without Good Reason, a business engaged in the exploration, development, production, processing, storing, transportation, refinement, purification, marketing, and/or distribution of natural gas, crude oil, and natural gas liquids, or a business engaged (to any extent) in investing in or financing any of the foregoing, but for the avoidance of doubt, including any business engaged in Tax-Advantaged Drilling Partnerships, and (iii) “Restriction Period” means the period commencing on the date on which the Executive’s employment terminates and ending on (A) if such termination is by the Company without Cause or by the Executive with Good Reason, the eighteen-month anniversary of such date, and (B) if such termination by the Company with Cause or the Executive without Good Reason, the twelve-month anniversary of such date.

5.4 Nonsolicitation. The Executive agrees that, if the Company terminates the Executive’s employment with Cause or the Executive resigns the Executive’s employment without Good Reason, then during the period commencing on the date on which the Executive’s employment terminates and ending on the second anniversary of such date (the “Nonsolicitation Period”), the Executive shall not, directly or indirectly, anywhere in the Restricted Area, (a) solicit for employment or hire or employ any individual who is, employed by the Company or its affiliates on the date on which the Nonsolicitation Period commences; provided, however, that (i) the foregoing shall not restrict any general solicitations of employment, whether through public advertisements, search firms, or otherwise, that are not specifically directed at such employees and hiring persons as a result of such general solicitations and (ii) the Executive shall not be prohibited from soliciting, hiring, employing, or otherwise engaging any such individual whose employment with the Company and its affiliates has been terminated or hiring, employing, or otherwise engaging any individual who approaches the Executive for employment without any solicitation by the Executive; or (b) cause, solicit, or knowingly encourage any material client, customer, vendor, supplier, or licensor of the Company or its affiliates as of the date on which the Nonsolicitation Period commences to cease doing business with the Company or its affiliates.

5.5 Covenants Generally. The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills, and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions place upon him by this Section 5, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

5.6 Equitable Relief. The Executive acknowledges that the restrictions contained in Sections 5.1, 5.2, 5.3, and 5.4 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of those Sections will result in irreparable injury to the Company. The Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits, and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. The Executive hereby waives, to the fullest extent permitted by law, any objection that the Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that such suit, action, or proceeding has been brought in an inconvenient forum. The Executive agrees that effective service of process may be made upon the Executive by mail under the notice provisions contained in Section 5.

5.7 Interpretation. For purposes of this Section 5, references to “the Company” shall mean the Company as hereinbefore defined and any of its affiliated companies.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive, or other plan or program provided by the Company and for which the Executive may qualify; provided, however, that if the Executive becomes entitled to and receives the payments provided for in Sections 2.1(b) or 2.1(c) of this Agreement, the Executive hereby waives the Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

8. Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

9. Arbitration; Expenses; Damages. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy, or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding, and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The parties hereby agree that upon any termination of the Executive’s employment hereunder (a) by Company without Cause or (b) by the Executive with Good Reason, as long as the Executive has executed the Release, if required, then the Company shall pay all amounts due to the Executive hereunder on or prior to the deadline for such payments (it being agreed that TIME IS OF THE ESSENCE) without offset or reduction, and failure to do so shall result in one hundred percent (100%) of the withheld amount (in addition to the actual amount owed to the Executive and his reasonable costs of collection) being due to the Executive as liquidated damages. The Company hereby agrees that it shall be estopped from asserting that such damages are excessive or constitute a penalty, and that the Executive has reasonably relied upon such estoppel. If Company determines it has such an offset or basis for reduction, it shall notify the Executive of such determination, in writing, as soon as reasonably possible and in any event on or prior to the deadline for making such payment. The Company shall make the full payment, but the Executive shall be obligated to return any portion of such payment that is determined, pursuant to the arbitration set forth in this Section 9, to have been subject to legitimate offset or deduction.

10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Titan Energy, LLC

1845 Walnut Street; 10th Floor

Philadelphia, Pennsylvania 19103

Attention: Chief Legal Officer

If to the Executive, to:

the last address on file in the Company’s records

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11. Contents of Agreement; Amendment and Assignment.

11.1 This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings, or representations relating to the subject matter hereof, it being understood that this Agreement supersedes the 2015 Agreement solely with respect to the agreement between ARP and the Executive. This Agreement cannot be changed, modified, extended, or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by the Executive.

11.2 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid, or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy, or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy, or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate, or other legal representative.

15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

16. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement.

17. Indemnification/Insurance.

17.1 If the Executive is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he is or was an employee (which term includes officer, director, agent, and any other capacity) of the Company or is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, against all expense, liability, and loss (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith and such indemnification shall continue as to the Executive after he has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the Executive’s heir, executors, and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by the Executive (other than a proceeding to enforce this Section 17) only if such proceeding (or part thereof) was authorized directly or indirectly by the Board. The right to indemnification conferred in this Section 17 shall be a contract right and shall include the right to be, promptly upon request, paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition subject to, if and only if required by the Delaware Limited Liability Company Act, delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts so advanced if it shall ultimately be determined that the Executive is not entitled to be indemnified under this Section 17.1 or otherwise.

17.2 The indemnification provided by this Section 17 shall not be limited or exclude any rights, indemnities, or limitations of liability to which the Executive may be entitled, whether as a matter of law, under the Company LLC Agreement, by agreement, vote of the unitholders, or disinterested directors of the Company or otherwise.

17.3 The Executive, in seeking indemnification under this Agreement (the “Indemnitee”), shall give the other party or parties (the “Indemnitor”) prompt written notice of any claim, suit, or demand that the Indemnitee believes will give rise to indemnification under this Agreement; provided, however, that the failure to give such notice shall not affect the liability of the Indemnitor under this Agreement unless the failure to give such notice materially and adversely affects the ability of the Indemnitor to defend itself against or to cure or mitigate the damages. Except as hereinafter provided, the Indemnitor shall have the right (without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing) to defend and to direct the defense against any such claim, suit, or demand, at the Indemnitor’s expense and with counsel chosen jointly by Indemnitor and Indemnitee, and the right to settle or compromise any such claim, suit, or demand; provided, however, that the Indemnitor shall not, without the Indemnitee’s written consent, which shall not be unreasonably withheld, settle or compromise any claim or consent to any entry of judgment. The Indemnitee shall, at the Indemnitor’s expense, cooperate in the defense of any such claim, suit, or demand. If the Indemnitor, within a reasonable time after notice of a claim fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise, or settlement of such claim at the expense of and for the account and risk of the Indemnitor.

17.4 The Executive shall be covered during the entire term of this Agreement and thereafter by Officer and Director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company or its affiliates, which such insurance shall be paid by the Company.

18. Section 409A.

18.1 This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

18.2 All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

19. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

20. Payments Allocated to NewCo. Notwithstanding anything in this Agreement to the contrary, NewCo shall be jointly and severally liable with the Company to the Executive for payments owed to the Executive hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

TITAN ENERGY, LLC

By:	/s/ Lisa Washington
	Name:	Lisa Washington
	Title:	Chief Legal Officer

TITAN ENERGY OPERATING, LLC

By:	/s/ Lisa Washington
	Name:	Lisa Washington
	Title:	Chief Legal Officer

EXECUTIVE

/s/ Jonathan Z. Cohen
Jonathan Z. Cohen

[Signature Page to J. Cohen Employment Agreement]

Exhibit A

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this     th day of         , 20   , by and between Titan Energy, LLC (the “Company”) and Jonathan Z. Cohen (the “Executive”).

WHEREAS, the Executive formerly provided services to the Company as the Executive Vice Chairman of the Board of Directors of the Company pursuant to the terms of the Employment Agreement, dated as of September 1, 2016 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides for certain benefits in the event that the Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, the Executive and the Company mutually desire to terminate the Executive’s employment; and

WHEREAS, in connection with the termination of the Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between the Executive and the Company as follows:

1. The Executive, for and in consideration of the commitments of the Company as set forth in the Employment Agreement, and intending to be legally bound, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims, and demands whatsoever at law or in equity (“Claims”), which Claims related to the Executive’s employment with the Company and which Claims the Executive ever had, now has, or hereafter may have, whether known or unknown, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment to the date of this Agreement. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract, or discrimination of any sort. The forgoing releases do not apply to the Executive’s and Company’s continuing obligations under the Employment Agreement.

2. To the fullest extent permitted by law, the Executive represents and affirms that (a) he has not filed or caused to be filed on his behalf any claim for relief against the Company or any Releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on his behalf; (b) he has not reported any improper, unethical, or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent, or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical, or illegal conduct or activities; and (c) he will not file, commence, prosecute, or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim, or event existing or occurring on or before the date of this Agreement.

3. The Executive agrees that he will not file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any civil action, suit, or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary, or other relief) for himself involving any matter released in Sections 1 or 2. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this Section 3, such Releasee shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. The Executive further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit, or legal proceeding involving any matter occurring at any time in the past, the Executive will not seek or accept personal equitable or monetary relief in such civil action, suit, or legal proceeding.

4. The Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company and that the Company has no obligation to employ him in the future.

5. The Executive further agrees that he will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents, or representatives, including, but not limited to, any matters relating to the operation or management of the Company, the Executive’s employment and the termination of his employment, irrespective of the truthfulness or falsity of such statement.

6. The Executive understands and agrees that the payments, benefits, and agreements provided in this Agreement and in the Employment Agreement are being provided to him in consideration for his acceptance and execution of, and in reliance upon his representations in, this Agreement. The Executive acknowledges that, if he had not executed this Agreement containing a release of all claims against the Company, he would, except as provided otherwise in the Employment Agreement, have been entitled to only the payments provided in the Company’s standard severance pay plan for employees.

7. The Executive represents that, to the best of his knowledge, he does not presently have in his possession any records and business documents, whether on computer or hard copy, and other materials (including, but not limited to, computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records, and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries, or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries, or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries, or affiliates. The Executive acknowledges that, except as provided above, all such Corporate Records are the property of the Company.

8. Nothing in this Agreement shall prohibit or restrict the Executive from: (a) making any disclosure of information required by law; (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or (c) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

9. The parties agree and acknowledge that the agreement by the Executive described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state, or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

10. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

11. The Executive certifies and acknowledges as follows:

11.1 That he has read the terms of this Agreement, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of his employment relationship with the Company and the termination of that employment relationship;

11.2 That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him, and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

11.3 That he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

11.4 That he does not waive rights or claims that may arise after the date this Agreement is executed; and

11.5 That the Company has provided him with a period of 21 days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to him

12. The Executive acknowledges that this Agreement may be revoked by him within seven days after execution, and it shall not become effective until the expiration of such seven-day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive has executed the foregoing Separation Agreement and General Release this      day of         , 2       .

Witness:
Jonathan Z. Cohen

Date:

Exhibit B

Description of Management Incentive Plan

NEW ATLAS MANAGEMENT INCENTIVE PROGRAM TERM SHEET

MIP – General Description and Purpose

Management Incentive Program (“MIP”) will be established in connection with the Restructuring and will provide for a pool to consist of 10% of the common shares (on a fully diluted basis) in the publicly-traded holding company to emerge from chapter 11 (“New Shares”).[1] MIP pool to be used for awards to be granted on the Effective Date and for potential future awards.

The purposes of the MIP are to align the interests of participants with those of the other holders of the New Shares and to assist Titan Energy in retaining the services of selected participants by rewarding them for the overall success of Titan Energy.

MIP awards will dilute all of the New Shares.

Plan Structure; Types of Awards	The MIP is a share-based compensation plan providing for and permitting the grant of awards to eligible participants in the form of restricted and unrestricted (fully-vested) New Shares.

Initial Awards	Initial awards to consist of 7.5% of New Shares (on a fully diluted basis).

Allocation of Initial Award Among Participants

Initial Awards (to be made at Effective Time) to be allocated as follows:

E. Cohen – 2% of New Shares (on a fully diluted basis)

J. Cohen – 2% of New Shares (on a fully diluted basis)

D. Herz – 2% of New Shares (on a fully diluted basis)

M. Schumacher – 0.75% of New Shares (on a fully diluted basis)

J. Slotterback – 0.75% of New Shares (on a fully diluted basis)

Each of the foregoing Initial Awards shall consist of (A) one-third unrestricted and fully-vested New Shares and (B) two-thirds restricted New Shares.

Vesting Schedule of Initial Award of Restricted Shares	The portion of the initial awards, which consists of awards of restricted New Shares, will vest in three equal annual tranches on the first three anniversaries of the Effective Date, subject to continued employment (or accelerated vesting on a qualifying termination of employment, as described below).

Unvested initial awards of restricted New Shares will vest in full upon a termination of the recipient’s employment by Titan Energy without Cause or by the recipient for Good Reason. All such awards shall also vest in full upon the recipient’s death or disability. Unvested awards to be forfeited upon termination for Cause or resignation without Good Reason.

[1]	The reorganized parent company, Titan Energy, LLC, will be a publicly traded limited liability company, treated for tax purposes as a C-Corporation (“Titan Energy”). Distributions of equity to holders of second lien debt and the noteholders pursuant to the proposed chapter 11 plan will be comprised of common shares of Titan Energy. Similarly, the shares to be awarded under the MIP will be common shares of Titan Energy.

B-1

For recipients with employment agreements with Titan Energy and Titan Energy Operating, LLC, “Cause” and “Good Reason” to have the meaning set forth in such employment agreements. For other recipients, “Cause” and “Good Reason” to be defined in a manner consistent with the Herz employment agreement definitions.

Additional Awards	The remaining 2.5% of New Shares (on a fully diluted basis) in the MIP pool to be reserved for future grants, to be made by the Board of Directors of Titan Energy, in its discretion.

Allocation and Vesting of Additional Awards	Allocation and vesting of additional awards to be determined by the Board of Directors of Titan Energy, in its discretion; provided that the Conflicts Committee must approve any allocation of any of the remaining 2.5% of New Shares (on a fully diluted basis)) to any Named Executive Officer (but not the allocation thereof to any other officer or employee).

Registration Statement	Titan Energy shall use its commercially reasonable efforts to file and have declared effective a Registration Statement on Form S-8, which may include a resale prospectus, covering the New Shares to be issued under the MIP as soon as commercially practicable after Titan Energy first becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Prior to the effective date of such Registration Statement, any issuances of New Shares under the MIP will be pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.

B-2

Exhibit C

Incentive Compensation for Fiscal Year 2014 and Fiscal Year 2015

2014 - $2,000,000 (all of which was cash incentive compensation)

2015 - $1,712,712 (of which $250,000 was cash incentive compensation)

C-1